Exhibit 10.1

EMPLOYMENT AGREEMENT

            This Employment Agreement (this “Agreement”) is entered into as of the 9th day of May, 2006 (the “Effective Date”), between Oasys Mobile, Inc., a Delaware corporation (the “Company”), and Jonathan Ressler (the “Executive”).

RECITALS:

            WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, on the terms and subject to the conditions set forth herein;

            NOW, THEREFORE, in consideration of the mutual premises herein contained, the parties agree as follows:

            1.         Employment.  The Company hereby employs Executive as Chief Marketing Officer, and Executive hereby accepts such employment on the terms and subject to the conditions hereinafter set forth.

            2.         Duties of Executive.

                        2.1       Executive shall report directly to the Chief Executive Officer, and shall perform such duties consistent with his position as Chief Marketing Officer pursuant to the direction of the Chief Executive Officer.

                        2.2       Executive shall be required to devote his full business time, attention and effort to the Company’s business and affairs except for vacation time and reasonable periods of absence due to sickness, personal injury or other disability and shall perform diligently such duties as are customarily performed by executives in similar positions with companies similar in character or size to the Company, all subject to the direction of the Board, together with such other duties as may be reasonably requested from time to time by the Board, which duties shall be consistent with his positions as set forth above.  Executive agrees to use all of his skills and business judgment and render services to the best of his ability to serve the interests of the Company.  Subject to the terms of Section 7 hereof, this shall not preclude Executive from serving on community and civic boards, participating in industry associations, pursuing his personal financial and legal affairs or otherwise engaging in other activities, so long as such activities do not unreasonably interfere with his duties to the Company.

            3.         Support Services.  Executive shall be entitled to all the administrative, operational and facility support customary to a similarly situated executive.  This support shall include, without limitation, a suitably appointed office, and payment of or reimbursement for reasonable cellular telephone expenses, travel and entertainment expenses and any and all other business expenses reasonably incurred on behalf of or in the course of performing duties for the Company, all in accordance with the expense reimbursement policies established from time to time by the Company.  Executive agrees to provide documentation of these expenses as may be reasonably required.

            4.         Term. Except as set forth in this Agreement, Executive’s employment shall be “at will”, and such employment shall be able to be terminated by either party immediately upon notice to the other party

            5.         Compensation.  Throughout the Term, the Company shall pay or provide, as the case may be, to Executive the compensation and other benefits and rights set forth in this Section 5.

                        5.1       Base Salary.  The  Company shall pay to Executive a base salary (“Base Salary”), payable in accordance with the Company’s usual pay practices (and in any event no less frequently than monthly), of $195,000 per annum (the “Initial Base Salary”).  The Compensation Committee may annually review Executive’s Base Salary in light of the base salaries paid to other executive officers of the Company and the performance of Executive, and the Compensation Committee may, in its discretion, increase such Base Salary by an amount it determines is appropriate.

Once Executive’s Base Salary is increased, it shall not thereafter be reduced for any reason.

                        5.2       Performance Bonus.

(a) The Executive may receive a bonus of up to 100% of his then current Base Salary upon the achievement of annual objectives, as set by the Chief Executive Officer and Board of Directors. These targets for the 2006 fiscal year shall be set within thirty (30) days of the execution of this Agreement. Any such bonus earned for the 2006 fiscal year shall be pro rated for the length of service of the Executive in the 2006 fiscal year. Bonus paid to the Executive may consist of cash, stock options or a combination of both at the Executive’s option.

(b) The Company may also consider the Executive for a cash bonus for each fiscal year, or part thereof that he is employed by the Company, in an amount to be determined at the discretion of the Board.

5.3 Option Grants. The Company shall grant to the Executive options to purchase 200,000 shares of the Company’s common stock on the terms as set forth in the Stock Option Agreement attached to this Agreement as Appendix A, which is incorporated into this Agreement for all purposes.

5.4       Insurance.  The Company shall provide medical, vision, hospitalization, disability and dental insurance for Executive, his spouse and eligible family members, subject to and in accordance with the Company’s policy, the proportion of the cost thereof to be borne by the Company and Executive to be in accordance with such policy.

                        5.5       Employee Benefit Plans.  Executive shall be eligible to participate in all retirement and other benefit plans of the Company generally available from time to time to employees of the Company and for which Executive qualifies under the terms thereof (and nothing in this Agreement shall, or shall be deemed to, in any way affect Executive’s rights and benefits thereunder except as expressly provided herein).

                        5.6       Other Benefit Plans.  Executive shall be entitled to participate in any equity or other employee benefit plan that is generally available to senior executive officers, as distinguished from general management, of the Company, at the highest level provided for any employee.  Executive’s participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan.

                        5.7       Vacation.  Executive shall be entitled to Twenty (20) days of vacation allowance each year, which shall accrue at the rate of five (5) days per calendar quarter, but may be used in advance of accrual.  Vacation days not used in one calendar year shall carry over to the following calendar year(s) up to a maximum of ten days. Executive shall also be entitled to a sick leave allowance as provided under the Company’s vacation and sick leave policy for executive officers.

            6.         Termination.

                        6.1       Bases for Termination.  Executive’s employment under this Agreement and the Term shall be terminated immediately on the death of Executive and may be terminated by the Board:

(a)       at any time without Cause prior to a Change of Control;

(b)        at any time without Cause upon a Change of Control; or

(c)        at any time for “Cause” (as defined in Section 6.6 hereof);

                        6.2       Termination by Death.  If Executive’s employment is terminated by death, Executive’s estate or designated beneficiaries shall be entitled to receive:

(a)  any accrued but unpaid salary;

(b)    a cash lump sum payment in respect of accrued but unused vacation days pursuant to the terms of this Agreement;

(c)        life insurance benefits pursuant to any life insurance policy purchased by the Company on the Executive, if any;

(d)        a pro rata portion of the bonus applicable to the calendar year in which such termination occurs, payable when and as such bonus is determined under Section 5.2; and

(e)        reimbursement for all expenses incurred by Executive pursuant to Section 3 hereto

6.3.  Termination by the Company without Cause prior to a Change of Control.  If Executive’s employment is terminated by the Company without Cause (as defined in Section 6.6(a)) prior to a Change of Control, Executive shall be entitled to receive:

(a)  accrued but unpaid Base Salary to the date of such termination;

(b)    a cash lump sum payment in respect of accrued but unused vacation days pursuant to the terms of this Agreement;

(c)    a cash lump sum payment equivalent to one (1) month of executive’s then current base salary for every three (3) months Executive has served under this Agreement, up to a maximum of one (1) year of Executive’s then current Base Salary (the “Severance Period”) .

(d)        a cash lump sum payment of the pro rata bonus applicable to the calendar year in which such termination occurs; this cash lump sum payment shall be payable within ten (10) days after the determination that the annual objectives, as set by the Board of Directors pursuant to Section 5.2 of this Agreement, have been met; and

(e)        reimbursement for all expenses incurred by Executive pursuant to Section 3 prior to his termination.

             6.4       Termination by the Company without Cause Upon a Change of Control. If Executive’s employment is terminated by the Company without Cause (as defined in Section 6.6(a)) upon a Change of Control (as defined in Section 6.6 (b)) within six (6) months of such Change of Control, Executive shall be entitled to receive:

(a)  accrued but unpaid Base Salary to the date of such termination;

(b)    a cash lump sum payment in respect of accrued but unused vacation days pursuant to the terms of this Agreement;

(c)        a cash lump sum payment of the pro rata bonus applicable to the calendar year in which such termination occurs; this cash lump sum payment shall be payable within ten (10) days after the determination that the annual objectives, as set by the Board of Directors pursuant to Section 5.2 of this Agreement, have been met;

(d)    a cash lump sum payment equivalent to six (6) months of executive’s then current Base Salary; and

(e)        acceleration of the vesting of one hundred percent (100%) of the unvested portion of Executive’s stock options or other stock-based awards, together with the right to exercise such stock options or awards for a period equal to the remaining term for exercising such options or awards under the applicable agreement and/or plan;

(f)         continuation of the insurance provided by the Company pursuant to Section 5.4 for a period equivalent to six months; and

(g)        reimbursement for all expenses incurred by Executive pursuant to Section 3 prior to his termination.

             6.5       Termination by the Company for Cause or by Executive.  If Executive’s employment is terminated by the Company for Cause or by Executive, the Company shall not have any other or further obligations to Executive under this Agreement, except

(a)  as may be provided in accordance with the terms of retirement and other benefit plans pursuant to Sections 5.5 and 5.6 hereof;

(b)  as to that portion of any unpaid Base Salary and other benefits accrued and earned under this Agreement through the date of such termination;

(c) all stock option grants that have vested as of the Executive’s date of termination pursuant to this Section 6.5 for the remainder of the term of such option grants;

(d) as to benefits, if any, provided by any insurance policies in accordance with their terms; and

(e)  reimbursement for all expenses incurred by Executive pursuant to Section 3 prior to his termination).

In addition, if Executive’s employment is terminated by the Company for Cause at any time during the Term, Executive shall immediately forfeit any and all unvested stock rights, stock options and other such unvested incentives or awards previously granted to him by the Company and any Bonus(es) earned by him but not paid pursuant to Section 5.2 of this Agreement.  The foregoing sentence shall be in addition to, and not in lieu of, any and all other rights and remedies which may be available to the Company under the circumstances, whether at law or in equity.

                    6.6       Definitions.  As used herein:

(a)        “Cause” shall mean:

(1)        active participation by Executive in fraudulent conduct against the Company, conviction of or a plea of guilty or nolo contendere with respect to a felony involving theft or moral turpitude, an act or series of deliberate acts which were not taken in good faith by Executive and which, in the reasonable judgment of the Board, results or will likely result in material injury to the business, operations or business reputation of the Company, or an act or series of acts constituting willful malfeasance or gross misconduct;

(2)        a substantial and continual refusal by Executive in breach of this Agreement to perform the duties, responsibilities or obligations assigned to Executive pursuant to the terms hereof, which breach has not been cured (if it is of a nature that can be cured) to the Board’s reasonable satisfaction within ten (10) days after the Company gives written notice thereof to Executive; or

(3)        excessive absenteeism by Executive; provided that absenteeism (i) related to illness or otherwise covered by Section 6 hereof, (ii) required to be permitted under applicable federal or state laws, or (iii) permitted under Company policy, shall not be deemed to be excessive.

            Executive shall be permitted to respond and defend himself before the Board within thirty (30) days after delivery to Executive of written notification of any proposed termination for Cause which specifies in detail the reasons for such termination.  If the majority of the members of the Board (excluding Executive) do not confirm that the Company had grounds for a “Cause” termination, Executive shall have the option to treat his employment as not having terminated or as having been terminated pursuant to a termination without Cause.

(b)        A “Change in Control” shall occur if:

(1)        there shall be consummated any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation;

(2)        any Person (as defined in Section 2(a)(2) of the Securities Act of 1933, as amended) other than the Company, subsequently becomes the beneficial owner, directly or indirectly (including by holding securities which are exercisable for or convertible into shares of capital stock of the Company) of forty percent (40%) or more of the combined voting power of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors;

(3)        the Company sells, leases, exchanges or otherwise transfers all or substantially all of its property and assets (in a transaction or series of transactions contemplated or arranged by any party as a single plan);

(4)        Continuing Directors cease to constitute at least a majority of the Board; or

(5)        a majority of the Outside Directors determine that a Change in Control has occurred.

(c)        “Continuing Directors” shall mean the members of the Board in  office on July 16, 2004, and any successor to any such director whose nomination  or selection was approved by a majority of the directors in office at the time of the  director’s nomination or selection.

(d)         “Outside Director” means a member of the Board who is not,  and who during the past six months was not, an employee of officer of the  Company.

(e)        “Termination Upon a Change in Control” means termination of Executive’s employment by the Company or the Company’s successor within one year following a Change in Control other than a termination for Cause or a termination resulting from Executive’s death.

                        6.7       Mitigation of Damages.  Executive is not required to mitigate the amount of any payments to be made by the Company pursuant to this Agreement following his termination by seeking other employment or otherwise.  In addition, the amount of any post-termination payments provided for in this Agreement shall, except as otherwise expressly provided herein, not be reduced by any remuneration earned by Executive during the period following the termination of his employment as a result of employment by another employer or otherwise after the date of termination of his employment with the Company.

7.         Covenants and Confidential Information.

                        7.1       Restrictive Covenants.  Executive acknowledges the Company’s reliance on and expectation of Executive’s continued commitment to performance of his duties and responsibilities during the term.  In light of such reliance and expectation on the part of the Company, during the applicable period hereafter specified in Section 8.2, Executive shall not

(a) directly or indirectly, do or suffer any of the following;

(1)        own, manage, control or participate in the ownership, management or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any other corporation, partnership, proprietorship, firm, association or other business entity engaged in the business of, or otherwise engage in the business of, information processing of multimedia over mobile and wireless networks  within the United States in competition with the Company; provided, however, that the beneficial and/or record ownership of not more than 4.9% of any class of publicly traded securities of any entity shall not be deemed a violation of this covenant;

(2)        solicit any business or contracts from any customers of the Company or its affiliates, any past customers of the Company or its affiliates, or any prospective customers of the Company or its affiliates (i.e., potential customers from which the Company or its affiliates has solicited business at any time during the one year period preceding the expiration or termination of the Term), except as necessitated by Executive’s position with the Company and then only in furtherance of the business interests of the Company or its affiliates;

(3)        induce or attempt to induce any such customer to alter its business relationship with the Company or its affiliates except as necessitated by Executive’s position with the Company and then only in furtherance of the business interests of the Company or its affiliates;

(4)        solicit or induce or attempt to solicit or induce any employee of the Company or its affiliates to leave the employ of the Company or any of its affiliates for any reason whatsoever or hire any employee or any person who was an employee of the Company or its affiliates within the twelve (12) month period prior to such hiring; or

                          (b)        disclose, divulge, discuss, copy or otherwise use or suffer to be used in any manner, other than in accordance with Executive’s duties hereunder, any confidential or proprietary information relating to the Company’s business, prospects, finances, operations or properties or other trade secrets of the Company, it being acknowledged by Executive that all such information regarding the business of the Company compiled or obtained by, or furnished to, Executive while Executive shall have been employed by or associated with the Company is confidential and/or proprietary information and the Company’s exclusive property; provided, however, that the foregoing restrictions shall not apply to the extent that such information: (A) is clearly obtainable in the public domain; (B) becomes obtainable in the public domain, except by reason of the breach by Executive of the terms hereof or by another person barred by a similar duty of confidentiality; or (C) is required to be disclosed by rule of law or by order of a court or governmental body or agency.

                        7.2       Applicable Periods.  The applicable periods shall be:

(a)        so long as Executive is an employee of the Company;

(b)        as to Section 7.1(b), at any time after Executive is no longer an employee of the Company; and

(c)        for a period of 6 months after termination of employment.

                        7.3       Injunctive Relief.  Executive agrees and understands that the remedy at law for any breach by him of this Section 7 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms.  Accordingly, it is acknowledged that the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach.  Nothing in this Section 8 shall be deemed to limit the Company’s remedies at law or in equity for any breach by Executive of any of the provisions of this Section 8 which may be pursued or availed of by the Company.

                        7.4       Acknowledgment by Executive.  Executive has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under this Section 7, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to the Company, do not stifle the inherent skill and experience of Executive, would not operate as a bar to Executive’s sole means of support, are fully required to protect the legitimate interests of the Company, and do not confer a benefit upon the Company disproportionate to the detriment of Executive.

                        7.5       Survival.  Executive acknowledges that Executive’s obligations under this Section 7 shall survive in accordance with Section 7.2 hereof regardless of whether Executive’s employment by the Company is terminated, voluntarily or involuntarily, by the Company or Executive, with Cause or without Cause.

            8.         Proprietary Rights.

                       8.1       At all times during the Term, all right, title and interest in all copyrightable material which Executive shall conceive or originate, either individually or jointly with others, and which arise out of the performance of this Agreement, will be the property of the Company and are by this Agreement assigned to the Company along with ownership of any and all copyrights in the copyrightable material.  At all times during the Term, Executive agrees to execute all papers and perform all other acts necessary to assist the Company to obtain and register copyrights on such materials in any and all countries, and the Company agrees to pay expenses associated with such copyright registration.  Works of authorship created by Executive for the Company in performing his responsibilities under this Agreement shall be considered “works made for hire” as defined in the U.S. Copyright Act.  In addition, Executive hereby assignees to the Company all proprietary rights, including but not limited to, all patents, copyrights, trade secrets and trademarks Executive might otherwise have, by operation of law or otherwise, in all inventions, discoveries, works, ideas, information, knowledge and data related to Executive’s access to confidential information of the Company during the Term.

                        8.2       All know-how and trade secret information conceived or originated by Executive which arises out of the performance of his obligations or responsibilities under this Agreement during the Term shall be the property of the Company, and all rights therein are by this Agreement assigned to the Company.

                        8.3       If, during the term, Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the Company and a third party or parties, all rights in such project, program or venture shall belong to the Company.  Except as formally approved by the Board, Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith other than the compensation to be paid to Executive as provided in this Agreement.

                        8.4       Upon termination of the Term, Executive shall deliver promptly to the Company all records, manuals, books, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations, customer and prospective customer lists, and copies of all of the foregoing, which are the property of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under his control.

                        8.5       The obligations of Executive under this Section 8 shall survive the termination or expiration of the Term.

            9.       Indemnification.  During the Term, the Company shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive’s performance as an officer, director or employee of the Company or any of its subsidiaries or in any other capacity, including any fiduciary capacity, in which Executive serves at the request of the Company to the maximum extent permitted by applicable law.  If any claim is asserted hereunder with respect to which Executive reasonably believes in good faith he is entitled to indemnification, the Company shall pay Executive’s legal expenses (or cause such expenses to be paid), on a monthly basis, provided that Executive shall reimburse the Company for such amounts if Executive shall be found by a court of competent jurisdiction not to have been entitled to indemnification.  In addition, the Company agrees to provide Executive with coverage under a directors and officers liability insurance policy.

            10.       Miscellaneous.

                        10.1     Representation and Warranty by Executive.  Executive represents and warrants that he is not a party to any agreement, contract or understanding, whether employment or otherwise, which would restrict or prohibit him from undertaking or performing employment in accordance with the terms and conditions of this Agreement.

                        10.2     Severability.  The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision, to the extent enforceable in any jurisdiction, nevertheless shall be binding and enforceable.

                        10.3     Assignment.  This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or business of the Company, and the Company shall require such successor to expressly agree to assume the obligations of the Company hereunder.

                        10.4     Dispute Resolution.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by mediation, and if not settled within 14 days of the submission to meditation, by arbitration in accordance with the Voluntary Arbitration Rules of the American Arbitration Association, and the arbitration shall be held in the Raleigh, North Carolina area.  The arbitrator shall be acceptable to both the Company and Executive.  If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three (3) arbitrators, one appointed by each of the parties and the third appointed by the other two arbitrators.  Judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof.  The arbitrator or arbitrators shall be deemed to possess the power to issue mandatory orders and restraining orders in connection with such arbitration; provided, however, that nothing in this Section 11.4 shall be construed so as to deny the Company the right and power to seek and obtain injunctive relief in a court of equity for any breach or threatened breach by Executive of his covenants contained in Section 8 hereof.  All costs and expenses of arbitration shall be paid one-half by the Company and one-half by Executive.

                        10.5     Notices.  All notices and other communications required or permitted under this Agreement shall be in writing, and shall be deemed properly given if delivered personally, mailed by registered or certified mail in the United States mail, postage prepaid, return receipt requested, send by facsimile or sent by Express Mail, Federal Express or other nationally recognized express delivery service, as follows:

If to Oasys Mobile:	If to Executive:

434 Fayetteville Street
Suite 600
Raleigh, North Carolina 27601
Attn: Chief Executive Officer

Notice given by hand, certified or registered mail, or by Express Mail, Federal Express or other such express delivery service, shall be effective upon receipt.  Notice given by facsimile transmission shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours.  All notices by facsimile transmission shall be confirmed promptly after transmission in writing by certified mail or personal delivery.

            Any party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

                        10.6     Amendment.  This Agreement may only be amended by written agreement of the parties hereto.

                        10.7     Beneficiaries; References.  Executive shall be entitled to select (and change, to the extent permitted under applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death, and may change such election, in either case by giving the Company written notice thereof.  In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.  Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

                        10.8     Survivorship.  The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.  The provisions of this Section are in addition to the survivorship provisions of any other section of this Agreement.

                        10.9     Governing law.  This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of North Carolina without reference to rules relating to conflicts of law.  For purposes of jurisdiction and venue, the Company hereby consents to jurisdiction and venue in any suit, action or proceeding with respect to this Agreement in any court of competent jurisdiction in the state in which Executive resides at the commencement of such suit, action or proceeding and waives any objection, challenge or dispute as to such jurisdiction or venue being proper.

                        10.10   Effect of Prior Agreements.  This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes in all respects any prior or other agreement or understanding between the Company or any affiliate of the Company and Executive with respect to the subject matter hereof.

                        10.11   Withholding.  The Company shall be entitled, to the extent permitted or required by law, to withhold from any payment of any kind due Executive under this Agreement to satisfy the tax withholding obligations of the Company under applicable law.

                        10.12   Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed an original.

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IN WITNESS WHEREOF, the parties hereto, having duly been authorized, have executed this Agreement as of May 9, 2006.

OASYS MOBILE, INC.	JONATHAN RESSLER

By: _________________________	________________________________

Name: Gary E. Ban
Title: Chief Executive Officer